GEOLOGICAL EVALUATION OF THE CERRO ATAJO PROSPECT, ARGENTINA

S. Enns and A. Findlay
Vancouver, Canada

May 20, 2005

CARDERO RESOURCE CORP.

TABLE OF CONTENTS

Summary
Conclusions
Recommendations
Introduction
Scope of Work
The Property
Exploration Histroy
Regional Setting
Description of Rock Units
Basement Granite and Metamorphic Rocks
Volcaniclastic Rocks, Wackes and Shale
Ignimbrite
Quartz Feldspar Porphyry
Dacite Porphyry
Rhyodacite Porphyry
Magmatic Hydrothermal Breccias
Pebble Dykes
Hydrothermal Alteration
Quartz-Alunite Alteration
Argillic Alteration
Epidote Alteration
Mineralization
Discussion
Bajo Del Espanto Visit
References Cited
Appendix

LIST OF TABLES

TABLE 1	List of Cerro Atajo Claims
FIGURE 2	Cerro Atajo Drilling Summary and Significant Drill Intercepts

LIST OF FIGURES AND MAPS

FIGURE 1	Location Map
FIGURE 2	ASTER Satellite Image Location Map
FIGURE 3	Atajo CLaims Map
FIGURE 4	Regional Geology Map
FIGURE 5	Geology Map of the Cerro Atajo Project

SUMMARY

This report covers a short field programme for on-site due diligence at Cerro Atajo, which was conducted in March-April of 2005 on behalf of Cardero Resource Corp.  The property is located in the eastern Andes of Argentina, in the central part of Catamarca province; it is situated between Bajo de la Alumbrera and Agua Rica, two well known large porphyry copper deposits.  The Alumbrera mine lies 13km west of Cerro Atajo.

The prospect consists of a 30 square kilometre claim block owned by Sociedad Minera Catamarquena de Economia Mixta (SOMICA DEM) which has an exploration agreement with Cardero.  The field work focussed on an assessment of the nature of the mineralization and hydrothermal alteration by geological mapping of selected areas and by compilation of previous work.

Cerro Atajo is centred on an intrusive complex within the same host rock as the nearby Alumbrera mine, and has been explored for the past three decades by geological mapping at various scales, and by geophysical surveys consisting of IP, ground magnetometer and TURAM over parts of the property, and drilling of 5583m in a total of 54 holes.  Exploration targets were precious metals-bearing polymetallic deposits and precious metals epithermal bulk tonnage deposits.  The best results include an intersection of 49m with more than 2.0% Cu in the high sulphidation polymetallic vein system on Eugenia Ridge, and more significantly, several 40 to 60m drill intercepts of low grade Cu (~ 0.2%) in the Las Juntas region.

Our field work recognised that Cerro Atajo is underlain not by a dacite stock as previously mapped, but a quartz feldspar porphyry dyke swarm on which the most intense hydrothermal alteration is centred.  This alteration of structurally-controlled quartz-alunite replacement with associated high sulphidation polymetallic mineralization is surrounded by a broad clay-altered envelope greater than 2km by 2.5km.  Weak copper mineralization at deeper hydrothermal levels in two localities suggests that possible porphyry style mineralization may exist beneath high-level advanced argillic alteration.

Additional work at Cerro Atajo is recommended to explore for a blind porphyry copper system at depth.

CONCLUSIONS

Cerro Atajo is a robust magmatic hydrothermal system greater than 10 square kilometres is size, centred on a multiple high-level intrusive complex within the same Farallón Negro Volcanic Complex host rock as the nearby Alumbrera porphyry copper mine.

The newly recognised quartz feldspar porphyry dyke swarm which underlies the Cerro Atajo summit is the site of the most intense advanced argillic alteration on the property and it has a negative magnetic response.  This region represents a hydrothermally altered intrusive centre at a high erosion level with potential for subjacent porphyry copper mineralization if sufficient telescoping of the hydrothermal system occurred; this is the largest and most attractive target at Cerro Atajo.  An indication of this possibility is given by the Las Juntas and South Creek copper occurrences at a deeper level within the hydrothermal system.

High-sulphidation mineralization exposed along the north and northeast flanks of Cerro Atajo have the potential for increasing known resources at Eugenia Ridge, which has only been partially explored.  Placer’s 1995 percussion drilling across the southeast flank of the Cerro Atajo alteration system did not fully assess the precious metal potential of Cerro Atajo; although they also recognised the subjacent porphyry copper potential, Placer did not pursue it.

Detail mapping assisted by geophysical surveys are required to better understand the complexity of the Cerro Atajo hydrothermal system and to identify the best drill targets with confidence.  Continued exploration at Cerro Atajo is justified to determine if porphyry copper mineralization exits at depth; two secondary exploration targets including epithermal precious metals mineralization and polymetallic base metals mineralization on Eugenia Ridge also require full assessment of their economic potential.

RECOMMENDATIONS

On the basis of our reconnaissance mapping and technical due diligence conducted for Cardero Resource Corp., an additional phase of field work is recommended at Cerro Atajo, leading up to exploration by diamond drilling.  Detail mapping is recommended as a critical element of field work and should use a WGS84 geo-referenced satellite image base map for accurate mapping at scales of 1:2,000 and 1:5,000 as appropriate for various regions.

1a.   The recommended focus is on the Cerro Atajo hydrothermal centre to define intrusive relations and history, the controls for alteration and mineralization, and evidence of hydrothermal telescoping and potential porphyry copper mineralization at depth.

1b.   Any apparent gradients to hydrothermal alteration and its limits need to be documented and structural elements need to be mapped over the entire property.

1c.   A more critical examination is recommended of the alteration and sulphide mineralization associated with the Cerro Blanco rhyodacite porphyry intrusion, its relative age and association with sulphide mineralization.

1d.   Detail re-mapping is recommended of the central part of the Lavadero Fault, two kilometres due south of Cerro Atajo summit, where complex relationships exist with breccia bodies, weak copper mineralization and hydrothermally altered ignimbrite.

2.   A Time Domain IP survey is recommended because the 1972 survey is incomplete and covered only Eugenia Ridge.  Modern equipment has vastly improved and new interpretation techniques can greatly benefit the selection of drill targets.

3.   A high resolution aeromagnetic survey (with multiple magnetic and radiometric sensors) is recommended over the entire property to provide superior data to the existing 1972 ground magnetic data covering only part of the property.  Such a survey is expected to define structures, hydrothermal alteration and even some lithologies.

4.   Completion of the compilation of previous exploration data, especially the 1981 drilling in the Las Juntas region is recommended prior to the next phase of field work.

INTRODUCTION

This report documents the programme of field work carried out on behalf of Cardero Resource Corp. on the Cerro Atajo prospect in March-April 2005.  The Cerro Atajo prospect is located in central Catamarca province on the eastern side of the Andes (Figure 1) in the Farallon Negro mining district.  The major Bajo de la Alumbrera and Agua Rica porphyry Cu-Mo-Au deposits lie 13 km to the west and 18 km to the north-northeast, respectively of Cerro Atajo (Figure 2); Bajo de la Alumbrera, a major open pit porphyry copper mine the largest operating mine in Argentina.

Santa Maria (90 km to the north) and Andalgalá (80 km to the south), with driving times of three-and-a-half and two-and-a-half hours, respectively, are the nearest towns.  They are connected by the unpaved and in places poorly maintained Argentina National Route No. 63.  Hosteria Refugio del Minero (rodotur@arnet.com.ar), two kilometres west of the 54 km marker along route 63, was our base for the field work.  From here it is a 40 minute drive drive to the eastern border of the property, and up to one and one-half hour to the more distant Rio Lavadero area.  The nearest convenient airport is at Salta, an 8 hour drive from the property.  The high tension power line supplying the Alumbrera mine crosses the northern part of the property.

The 30 square kilometre property is moderately rugged and ranges in elevation from 2900m to 3450m.  An extensive network of old mining exploration tracks across the northern and central parts of the property, now is mostly undriveable.  Most places are easily accessible on foot, although precipitous terrain locally restricts access.  Outcrop is notably widespread and abundant, with many excellent, near-continuous outcrop sections along the streams.

Vegetation is everywhere sparse, and the land is used for grazing cattle, sheep and goats, based at two small fincas along the Rio Lavadero.  There are no permanent streams, although numerous springs occur along the Rio Lavadero and elsewhere.

Annual precipitation is less than 300mm and falls mainly as showers in the summer period between November and March.  However snow falls occasionally during the winter months and snowfalls of up to 40cm have been recorded.  Temperatures in the area are reported to range from 30 o to minus 18 o, with a record minimum of minus 25 o (Peralta 1988).

Argentina 100K topographic maps Nevadas del Aconguija (Hoja 2766-21 (1934)) and Andalgalá (Hoja 2766-27 (1985)) and the 250K topographic map Belén (Hoja 2766-III (1986) cover the area.

Santa Maria
Andalgala
BOLIVIA
JUJUY
SALTA
CATAMARCA
SAN MIGUEL DE TUCUMAN
SANTIAGO DEL ESTERO
LA RIOJA
SAN JUAN
MENDOZA
SAN LUIS
CORDOBA
SANTA FE
CORRIENTES
ENTRE RIOS
BUENOS AIRES
LA PAMPA
SANTIAGO
VALPARAISO
PACIFIC OCEAN
SOUTH ATLANTIC OCEAN
BRAZIL
MAR DEL PLATA

FIGURE 1: Location map for Cerro Atajo. Provincial capital cities are indicated by yellow squares; nearby towns to Cerro Atajo are named and indicated by yellow dots. Location of Cerro Atajo is shown by the red star.

Atajo Views

View south to Cerro Atajo, the summit of which is not visible from this view: Eugenia Ridge on extreme left, dacite intrusive body on extreme right. Pale colour is caused by northwest-oriented clay quartz alunite alteration.

View due west into East Bowl showing Placer Dome drill roads. The jagged skyline is made up of resistant quartz alunite ledges. Cerro Atajo summit is visible on the skyline in centre of photo.

View due north into South Creek, showing Placer Dome drill road to hole 8 in upper creek (left of road) and to hole 9 on right upper slope of photo. Cerro Atajo summit is visible on left skyline above massive quartz-alunite dominant lithocap.

View southeast at west side of Cerro Atajo with resistant quartz alunite lithocap on upper part (brownish-coloured rock). Quartz alunite replacement structure extends from the summit northwest-ward into gully visible as a rugged, resistant linear outcrop in lower right of photo.

Atajo Views

View southwest to rhyodacite porphyry underlying Cerro Blanco. Las Juntas is the distant low-lying region in the valley in right centre part of photo.

View northeast-ward to Eugenia Ridge, along which drill roads are visible. The light brown-coloured rocks are altered wacke and minor volcaniclastic sedimentary rocks associated with the various polymetallic veins exploited by small-scale mining.

Capillitas smelter and mine buildings. The light-coloured rock in centre of photo is a rhyolite complex intruded into basement Capillitas-Belén granite. The polymetallic high-sulphidation deposits are scattered within the peripheral basement host rock to the rhyolite complex.

SCOPE OF WORK

The present field program was mainly a detailed assessment of the nature of the mineralization and potential exploration targets, complemented by selective 1:10,000 scale geological mapping of the property, for the purpose of on-site due diligence by Cardero Resource Corp. on the Cerro Atajo prospect.  A start was also made on the compilation of data generated by earlier exploration programmes.

The scope and accuracy of the detailed mapping was limited by the poor quality of the available topographic base map which was an enlargement of the government topographic map, with a 25m contour interval.  The topography and contours are inaccurate at 1:10,000 or more detailed scales, and this inherent inaccuracy was compounded in converting the Gauss-Krüger projection to the more versatile WGW 84 projection.  These problems limit the precision of GPS location data collected in the field.  A high resolution satellite survey has been commissioned and will rectify these problems at Cerro Atajo.

The present base map therefore represents an approximate, ‘first pass’ conversion of the inaccurate original Gauss-Krüger map.  The geology map is a compilation of our 2005 mapping, complemented by earlier mapping by Peralta (1998), particularly within those areas we did not cover in detail.

  A suite of alteration samples was collected from Cerro Atajo to confirm and to identify the hydrothermal alteration assemblages present within the most intensely altered rocks.  PIMA and petrographic studies will be employed to characterise the hydrothermal alteration at Cerro Atajo.  These are currently in progress.

In addition to our work at Cerro Atajo, Bajo Espanto, located about two kilometres south of the Alumbrera mine, was also examined in the field and several samples were collected.

THE PROPERTY

The Cerro Atajo property covers 2790 hectares held by Sociedad Minera Catamarquena de Economia Mixta (SOMICA DEM), a Province of Catamarca corporation owned 51% by the Province of Catamarca and 49% by two private Argentina companies.  Cardero currently owns 49% of SOMICA DEM and has the exclusive right to earn 100% of the Cerro Atajo property by conducting exploration and making staged payments, according to the terms of two agreements.

Figure 3 shows the configuration of the claims at Cerro Atajo held by SOMICA which are listed in Table 1.  Eleven large claims and four small claims covering the main old workings comprise the claim block held by SOMICA DEM.  Nearly a dozen small internal claims of various sizes are held by other interests.  During our field work, we observed a number of iron posts that were evidently surveyed, but their locations were not systematically collected and verified due to the inherently inaccurate topographic maps being used.

As a reference, the highest point of Cerro Atajo is situated at:  South 27 o 19.879 ’, West 066 o 28.255 ’, or WGS-84 UTM: Zone 19J, East 750,231 North 6974,330 at an elevation of 3450m.

	TABLE 1: LIST OF CERRO ATAJO CLAIMS
	Name		Concesionario	Area (Ha)
1	Marcio	444	SO.MI.CA. DEM	200	118s1991
2	Tatashanti	399	SO.MI.CA. DEM	9	n/a
3	La Grande	396	SO.MI.CA. DEM	9	n/a
4	Luís	447	SO.MI.CA. DEM	200	121s1991
5	María Eugenia	400	SO.MI.CA. DEM	18	n/a
6	Gisel	441	SO.MI.CA. DEM	400	115s1991
7	El Carmen	398	SO.MI.CA. DEM	18	n/a
8	Clemiro	449	SO.MI.CA. DEM	300	123s1991
9	Daniel	445	SO.MI.CA. DEM	200	119s1991
10	Eduardo	439	SO.MI.CA. DEM	200	113s1991
11	Jovita	401	SO.MI.CA. DEM	18	n/a
12	Nuevo Triunfo	397	SO.MI.CA. DEM	18	n/a
13	Graciela	448	SO.MI.CA. DEM	200	122s1991
14	Rubén	443	SO.MI.CA. DEM	200	117s1991
15	Ivana	442	SO.MI.CA. DEM	200	116s1991
16	Yanina	446	SO.MI.CA. DEM	300	120s1991
17	Yésica	440	SO.MI.CA. DEM	300	114s1991
			Total	2790

Cardero mining claims
Other mining claims
Unpaved highway
Secondary road
Path
Intermittent stream
Contours (200m)
750,000
760,000
2844
27°18'
27°22'
3000
CERRO ATAJO
119S1991 DANIEL 445
122S1991 GRACIELA 448
117S1991 RUBEN 443
TATASHANTI
120S1991 YANINA 446
114S1991 YESICA 440
EL CARMEN
LA GRANDE
NUEVO TRIUNFO
3384
MARIA EUGENIA
123S1991 CLEMIRO 449
JOVITA
121S1991 LUIS 447
113S1991 EDUARDO 439
115S1991 GISEL 441
116S1991 IVANA 442
118S1991 MARCIO 444
3377
3752
3600
Sa De Capillitas
MINAS CAPILLITS
6,974,310
Sas De Stá Barbara
Rio Atajo
63
ANDALGALA
0 2.5 5
kilometres
66°30'
66°25'
CERRO ATAJO
MINAS CAPILLITAS
ANDALGALÁ
CARDERO RESOURCE CORP.

Figure 3: Atajo Claims Map

(UTM WGS84 coordinates)

EXPLORATION HISTORY

According to local traditional legends, the earliest mineral exploitation in the Cerro Atajo region dated back to pre-Columbian times, but later involved the Spanish Jesuits in the 16th century.  Documented copper prospecting at Cerro Atajo first took place in 1943, based from nearby Capillitas.  This interest probably initiated the small pits and adits scattered across the property.  The following exploration history is based on reports, mostly in Spanish, and from xeroxed maps currently on file at Cardero.  A summary of the best drill intercepts was extracted from these data and is given below as Table 2.

Between 1972 and 1975, Departamento Naciónal de Mineria y Geologia (DNMG) acquired an exploration reserve and conducted TURAM, ground magnetometer and Frequency-Effect Induced Polarization surveys over parts of the property.  Between 1978 and 1981, DNMG and the Japan International Cooperative Agency (JICA) conducted drilling in the region southwest of Cerro Atajo to explore for copper.  In 1981, a total of 935m was drilled in nine holes.  Most of the holes were shallow (50 to 150m) with only a single hole reaching 250m.  As far as can be determined, seven holes were drilled in the Las Juntas region and two holes were drilled north of Rio Lavadero in the San Antonio region.  Low grade copper (about 0.2% Cu) was intersected in the Las Juntas region.  The small scale mining evident from the adits along Eugenia Ridge and on the Carmen vein probably was intermittent from the 1940s to the 1970s.

In 1985, SOMICA DEM acquired the exploration rights to Cerro Atajo and some of their activity included geological mapping of the large property.  In 1988, Eduardo Peralta completed a map of the property at a scale of 1:12,500 as part of his PhD dissertation.  He also completed detailed mapping at scales of 1:2,500 of the polymetallic vein-type deposits along the north face of Cerro Atajo and Eugenia Ridge.

Between 1992 and 1993 Recusos Americanos Argentinos S.A. explored the Cerro Atajo property for precious metals.  They expanded existing 1:2,500 scale geological mapping, constructed 27km of access roads, completed surveys of roads, portals and claims, completed a rock sampling programme, and conducted 2,095m of RC drilling in 35 holes during two drilling campaigns.  Although they recognised additional potential for porphyry style mineralization elsewhere on the Cerro Atajo property, Recusos Americanos Argentinos evidently curtailed their exploration because of an unreasonable feasibility study completion date and a schedule of high cash payments.

From late-1994 to 1995 Placer Dome Exploration Inc., based out of Chile, completed soil geochemistry surveys, rock sampling (813 chip samples on 8m widths), geological re-mapping of the main Cerro Atajo alteration zone, compilation and digitization of geological and geochemical data, and drilling 2,553m in 10 RC holes.  They concluded that the mineralization represents the upper part of a porphyry system but their exploration results failed to meet Placer’s corporate objective and consequently the property was relinquished.

With the exception of Northern Orion’s (BHP Billiton Joint Venture) exploration sampling at Cerro Atajo, the exploration activity between 1996 and present was largely dormant.  Based on sampling an area covering 15 square kilometres in 1997 or 1998, Northern Orion reported on their website that they concluded the “… alteration and geochemical zoning at Cerro Atajo suggests the presence of a large porphyry stock at depth, and possibly porphyry-style mineralization”.

TABLE 2: CERRO ATAJO DRILLING SUMMARY AND SIGNIFICANT DRILL INTERCEPTS
Company		Hole #	start (m)	width (m)	Au (g/t)	Ag (g/t)	Cu (%)

Placer Dome Latin America
1995	East Bowl
	holes 1, 2, 3, 4, and 5	95-1	18	8	<0.01	<0.01	0.61	sup'gne, volc-clst
			92	24	0.30	10.00	0.33	suph., volc-clst
			176	14	0.40	10.63	0.19	suph., volc-clst
			242	8	0.12	44.15	0.12	suph., volc-clst
		95-2	88	24	0.11	2.05	0.30	sup'gne, suph., volc-clst
			112	20	0.11	3.74	0.20	suph., volc-clst
		95-4	16	14	0.25	<0.01	0.25	suph., volc-clst
	South of Cerro Atajo
	holes 6, 7, 8, 9, and 10	95-8	14	102	0.02	1.00	0.12	sup'gne., porph.
			116	40	0.02	1.00	0.11	suph., porph.
		95-10	34	50	0.02	1.00	0.32	sup'gne, volc-clst
2553m in 10 RC holes

Recursos Americanos Argentinos	Northeast of Cerro Atajo
first campaign 1992	11 holes drilled in the flat region							no significant results
	Carmen Vein
	4 holes							no significant results
1003m in 15 RC holes

Recursos Americanos Argentinos	Maria Eugenia Ridge
second campaign 1993
		16	39	3	0.17	n/a	1.37	volc.wke., ss., sh.
		20A	17	5	0.05	n/a	2.65	volc.wke., ss., sh.
		21	66	10	1.06	n/a	2.23	volc.wke., ss., sh.
		22	55	22	0.35	n/a	1.69	volc.wke., ss., sh.
			117	3	7.44	n/a	0.12	volc.wke., ss., sh.
		23A	65	49	0.41	n/a	2.04	volc.wke., ss., sh.
			28	5	2.32	n/a	0.13	volc.wke., ss., sh.
			59	4	0.68	n/a	1.47	volc.wke., ss., sh.
		25	2	6	0.12	n/a	0.86	volc.wke., ss., sh.
			30	4	0.67	n/a	1.28	volc.wke., ss., sh.
			46	5	1.91	n/a	1.32	volc.wke., ss., sh.
		27	50	8	0.56	n/a	1.22	volc.wke., ss., sh.
		30	18	4	0.02	n/a	2.18	volc.wke., ss., sh.
			30	7	0.50	n/a	2.91	volc.wke., ss., sh.
		31	25	35	0.24	n/a	1.44	volc.wke., ss., sh.
1092m in 20 RC holes

DNMG
1981	Las Juntas
	7 holes	1A	35	60	n/a	n/a	0.18	sup'gne,volc-clst. w/ wke., ss. below 45m
		1F	?	40	n/a	n/a	0.22	sup'gne,volc-clst., volc. wke., ss., sh.
		1F	?	47	n/a	n/a	0.23	sup'gne,volc-clst., volc. wke., ss., sh.

	San Antonio
	2 holes				n/a	n/a	n/a
935m in 9 ? Holes

Total: 5583m in 54 holes

REGIONAL SETTING

Mineralization at Cerro Atajo is related to hydrothermal systems associated with the intermediate to felsic epizonal intrusions which make up the Middle to Upper Miocene Farallón Negro intrusive suite.  These small stocks and dyke complexes intrude an extensive body of coeval intermediate to felsic volcanic rocks, known as the Farallón Negro Volcanic Complex, which is intermittently exposed over an area 50 by 30 km in extent (Figure 4).  The volcanic complex of subaerial volcanic rocks represents the remnants of an originally much more extensive field which was erupted from several volcanic centers, now represented by intrusive complexes associated with alteration and mineralization.  The principal eruptive center was the ‘Main Stratovolcano’ located at Alto de la Blenda, six kilometers west-northwest of Bajo de la Alumbrera.  Extensive Miocene continental red beds of the Morterito Formation underlie the Farallón Negro Volcanic Complex volcanic rocks.  The regional geology of the Farallón Negro district has been summarized by Sasso and Clark (1998).

Igneous activity at the Cerro Atajo complex has been dated by Sasso at between 8.75 and 8.41 Ma, correlative with eruption of the ‘Main Stratovolcano’ sequence which hosts the Bajo de la Alumbrera orebody to the west.  The volcanic rocks at Cerro Atajo both overlie, and have been faulted against, Paleozoic ‘basement’ Capillitas-Belén Granite and associated metamorphic rocks.  The larger, southern unit of basement rocks in our map area is separated from volcanic rocks by the Lavadero Fault.  This fault was interpreted by Sasso as one of many high angle reverse faults associated with the ongoing major uplift of the Sierra Pampeanas basement horsts, which form major mountain ranges south and east of Cerro Atajo.

The Farallón Negro mining district is Argentina’s best endowed mining region, and includes the giant Bajo de la Alumbrera and Agua Rica porphyry deposits, long-lived epithermal gold mines at Farallon Negro and Alto de la Blenda, and the mineralized hydrothermal systems at Cerro Atajo, Capillitas, Filo Colorado.

Bajo de la Alumbrera (605 Mt @ 0.54% Cu, 0.64 g/t Au) is one of the world’s top twenty porphyry copper-gold deposits as measured by contained gold (Hollings et al, 2004), and as such it falls within the world’s top 10 largest Cu producers and is the 14th largest Au producer (Ulrich and Heinrich, 2002).  The Alumbrera mine is an outstanding example of a zoned porphyry copper-gold system centered on a felsic intrusive complex, as described by Proffett (2003).  Alteration and mineralization are centered on a closely spaced cluster of small porphyry stocks and dykes; all significant Cu-Au mineralization lies within the central, multiphase zone of potassic alteration, where it is commonly associated with abundant magnetite and quartz stockwork.  The system was extensively overprinted by quartz-sericite alteration, the erosion of which created the classic topographic ‘bajo’ originally coextensive with a spectacular colour anomaly associated with outcropping mineralization.  At least four other porphyry systems, all marked by topographic bajos, occur within a ten kilometre radius of Bajo de la Alumbrera.

The Agua Rica deposit (750Mt @ 0.62% Cu, 0.037% Mo and 0.23g/t Au at a cut-off grade of 0.4% Cu) is a large porphyry copper-molybdenum system which has been thoroughly overprinted by epithermal mineralization associated with extensive hydrothermal brecciation (Landtwing et al, 2002).  An earlier porphyry style mineralization is associated with potassic alteration and intense quartz stockwork, related to irregular feldspar porphyry bodies of dacite to monzonite composition.  This mineralization has been pervasively overprinted by a covellite dominated high-sulphidation assemblage associated with advanced argillic alteration.  The Agua Rica system is the product of superimposed and telescoped magmatic hydrothermal events caused by progressive, rapid unroofing of a long-lived hydrothermal system over a period of several million years.

Alteration and mineralization at Mina Capillitas, seven kilometers east-southeast of Cerro Atajo, is associated with a rhyolitic diatreme body which is cut by dykes and a plug of dacite porphyry.  In the past, veins containing chalcopyrite, bornite, enargite, galena, sphalerite and tetrahedrite in a rhodochrosite-quartz gangue were mined from adjacent basement granite adjacent to the rhyolite-dacite complex, and supported a small smelting operation.  Gem quality rhodocrosite is presently still recovered from two small mines.  Advanced argillic alteration is locally conspicuous, suggesting that this is, in part at least, also a high-sulphidation hydrothermal system.

0
10
km
N
Bajo de Agua
Tapada
Alto de la
Blenda
Farallón Negro
Bajo el
Durazno
Bajo las Pampitas
Bajo de la
Alumbrera
Cerro Atajo
Capillitas
Agua Rica
Filo Colorado
Bajo de
San Lucas
Vis Vis
Bajo las Juntas
Alluvium
Conglomerates
Volcanic and intrusive
units of the Farallón
Negro Volcanic Complex
El Morterito sediments
Crystalline basement
Mineral deposits
Town
normal fault
high angle
reverse thrust

FIGURE 4: Simplified geological map of the region surrounding Cerro Atajo, showing locations of important mineral deposits as generalized from mapping by Sasso in 1997. Adapted from Economic Geology Newsletter, No. 34, July 1998.

DESCRIPTION OF ROCK UNITS

Basement Granite and Metamorphic rocks

The Paleozoic basement consists largely of megacrystic, variably foliated granitic rocks, referred to as the Capillitas-Belén Granite batholith.  These typically contain conspicuous K-feldspar megacrysts up to 30cm in length, together with large rounded quartz phenocryts.  They are cut by widespread pegmatite veins and dykes, generally composed of coarse K-feldspar, quartz, tourmaline and muscovite.  These granitic rocks are locally intercalated with subordinate quartz mica schist and gneiss.

Volcaniclastic Rocks, Wackes and Shale

Bedded volcaniclastic rocks of largely intermediate composition underlie the majority of the map area.  These rocks are divisible into two distinct stratigraphic units: an extensive lower unit (probably the Morterito Formation) consisting of thin-bedded red-brown to maroon volcanic siltstone, sandstone and wacke; and an overlying unit consisting of more massive, coarser sized volcanic breccias and conglomerates of the Farallón Negro Volcanic Complex.  The contact between these units is shown in places on the geological map, and could be more comprehensively drawn from detailed satellite images.

The lower unit is typically planar to cross-bedded on a scale of a few centimetres to tens of centimetres, and is likely largely epiclastic in nature.  It very often shows a distinctive maroon to purplish hue.  Local mudcracks indicate shallow water deposition.

The overlying coarser sized and more massive volcaniclastic rocks are generally dull greenish-grey in colour.  They typically contain dominantly heterolithic subrounded to, less abundant, subangular clasts of intermediate volcanic rocks, commonly several centimetres but locally over one metre in size.  These rocks were most likely deposited for the most part as debris flows, and appear to be conformable with the lower thin-bedded unit.

Volcaniclastic rocks generally dip shallowly to the east or southeast, except in the immediate vicinity of intrusive contacts, where they are more strongly deformed.

Ignimbrite

Several lensoid bodies of welded felsic ignimbrite were mapped within the central part of the Cerro Atajo intrusive complex and in the region south of Rio Lavadero near the Lavadero Fault.  This ignimbrite is dacitic and characteristically massive, blocky weathering and light greenish-grey in colour.  It contains strongly flattened chloritic fiamme up to 15cm in length; a variable proportion of equant lithic clasts; and up to 8% quartz grains.  Coarse volcanic breccia and massive, coarse feldspar crystal tuff of similar general appearance and composition, but lacking fiamme, is in places abundantly intercalated with ignimbrite.  At two localities in the vicinity of the Cerro Atajo summit felsic magmatic injections were observed cutting volcanic breccias and ignimbrite, but the intense alteration largely obscures textural detail.  Most ignimbrite shows enigmatically ‘out-of-context’ steep to subvertical attitudes.  Ignimbrite bodies exposed on the north side of Cerro Atajo are at least 50m thick, and perhaps significantly more.

At Alumbrera, Proffett (p. 1542, 2003) described the “dacitic volcanics of Agua de Dionisio” which overlie the andesitic volcaniclastic rocks, and these contain dacitic ignimbritic deposits, perhaps, similar to those at Cerro Atajo.

Quartz Feldspar Porphyry

A swarm of quartz feldspar porphyry dykes intruded an area up to 2.6km long and 1.5km wide, centered on Cerro Atajo.  Individual dykes are up to 270m wide and 1.5km long and frequently display variability in proportional amounts of quartz and K-feldspar.  This unit contains from 3 to 15% bipyramidal quartz phenocrysts (most often 6 to 8%); and locally from 5 to 10% irregularly distributed K-feldspar phenocrysts.  It also locally contains 3 to 5% large white mica euhedra, quite likely representing altered biotite.

Dacite Porphyry

Dacite porphyry forms a prominent, rugged ridge extending northwest from the peak of Cerro Atajo.  At its northwest limit the dacite has been off-set by right lateral movement along the Atajo Fault.  Dacite porphyry is cream to buff coloured, and contains from 1 to 3%, 1 to 2mm quartz and 7 to 10%,  2 to 6mm K-feldspar phenocrysts.  Variably altered mafic minerals are locally present, in places including a few percent biotite.  Planar flow banding is widely, but most often inconspicuously developed.  Flow banded dacite porphyry locally contains unusual, narrow but persistent lenses or bands of poorly sorted, heterolithic breccia as entrained clastic entities of enigmatic origin, 3 to 40cm thick.

Rhyodacite Porphyry

Rhyodacite porphyry forms a large pluton of overall subcircular, but in detail irregular form, which underlies both Cerro Blanco and Cerro Blanco Chico.  The porphyry typically contains from 5 to 8% bipyramidal quartz phenocrysts, and from 5 to 10% feldspar phenocrysts, both ranging in size from 2 to 6mm.  In places, however, quartz phenocrysts form only 2 to 4% of the rock.  The porphyry also locally contains altered hornblende phenocryts, up to 8mm in length.

The northern part of the rhyodacite porphyry underlying Cerro Blanco Chico shows a laccolithic form, with a shallow, mostly inward dipping lower contact, subparallel to bedding in the underlying volcaniclastic rocks.  Notably regular planar flow banding is commonly developed above this contact, over vertical dimensions of up to 150m.  Columnar jointing is also locally developed in the vicinity of the lower contact.  A basal flow breccia is developed along part of the western border of the Cerro Blanco Chico rhyodacite porphyry, in the vicinity of the westernmost Rio Lavadero finca.  Several sills of similar quartz feldspar porphyry intrude the volcaniclastic rocks immediately northwest of the Cerro Blanco Chico porphyry.  The larger porphyry body underlying Cerro Blanco is also laccolithic in form, at least in part where it has been mapped.

Magmatic Hydrothermal Breccias

Several bodies of more or less altered polylithic breccia are quite likely products of magmatic-hydrothermal brecciation.  A large lensoid body of breccia along the southeast border of the Cerro Blanco rhyolite porphyry pluton may well be magmatic-hydrothermal: it is made up packed, subangular clasts, mostly of quartz feldspar porphyry, but also of minor volcaniclastic rocks.  This breccia is moderately to strongly clay-altered throughout, and includes strongly silicified ‘ribs’, likely containing alunite.   Several other similar but smaller polylithic breccias were recorded elsewhere around Cerro Atajo; most of these are too small to be shown at the scale of the 1:10,000 scale map.

Pebble Dykes

Abundant, generally subvertical pebble dykes were observed cutting all lithologies.  The width ranges from 5 to 40cm and subrounded clasts include andesite, dacite, wacke, maroon shale, metamorphic and intrusive lithologies, and sometimes they are composed of sandy material.  At one locality the pebble dyke is intensely clay-altered indicating that they are pre-alteration in age.

Atajo Lithologies

GSA
CM

Capillitas-Belén granite 'basement' with poikilitic K-feldsapar megacryts, abundant coarse quartz, plagioclase and muscovite.

Quartz-muscovite-biotite schist 'basement' from west part of property.

Thick section of gentle-dipping siltstone and sandstone-wacke sequence of possible El Morterito Formation below Eugenia Ridge.

Thin to medium-bedded maroon siltstone and sandstone-wacke sequence.

Atajo Lithologies

Cross-bedded maroon siltstone and sandstone-wacke sequence from the west part of the property.

Mud cracks with sandy infill in maroon shale from the San Antonio area.

Polymictic volcaniclastic with subangular andesite, dacite, sedimentary and rare metamorphic clasts from the Farallón Negro Volcanic Complex, from an outcrop in the upper Rio Lavadero region.

Dominantly andesitic with subordinate dacite subangular clasts of the Farallón Negro Volcanic Complex, from Eugenia Ridge.

Atajo Lithologies

Steep-dipping ignimbrite with eutaxitic structure from upper drill road northwest flank of Cerro Atajo.

Detail view of eutaxitic structure in Ignimbrite.

Unaltered quartz feldspar porphyry dyke from the southeast flank of Cerro Atajo.

Clay altered quartz feldspar porphyry dyke from the south side of Cerro Atajo along Placer's drill road. Feldspars weather out leaving characteristic 'bugholes'.

Atajo Lithologies

Complex flow-banding in dacite porphyry from the northwest part of the property, near the Alumbrera powerline.

GSA
CM

Flow-banded dacite with entrained clastic bands of predominantly dacite composition from northwest of powerline.

Close view of dacite porphyry; coin is 31mm.

Lower conformable contact of rhyodacite porphyry with maroon shale and siltstone from northeast of Cerro Blanco Chico.

Atajo Lithologies

Outcrop of rhyodacite porphyry along Rio Lavadero immediately north of Cerro Blanco.

Close view of rhyodacite porpyhry; coin is 31mm.

Possible hydrothermal breccia with rhyolite porphyry clasts, moderately silicified from the Las Juntas region near Cerro Blanco.

Low temperature hydrothermal breccia, with dominantly subangular dacite clasts, from near the Lavadero Fault due south of Cerro Atajo.

Atajo Lithologies

Rhyolitic injections centimetres wide, between flow-banded rhyodacite, and ignimbritic blocks, from near top of Cerro Atajo; pen is 14cm.

Subvertical, sandy pebble dyke cutting maroon wacke and siltstone in the Rio Lavadero region.

Pebble dyke with intrusive, dacite and andesite (and rare metamorphic) clasts cutting quartz feldspar porphyry intrusion in South Creek.

HYDROTHERMAL ALTERATION

The volcanic and intrusive rocks at Cerro Atajo have been affected by extensive hydrothermal alteration over an area greater than ten square kilometres.  Pervasive argillic alteration is widespread throughout the central part of this area, and occurs peripherally in many northwest-trending zones.  Quartz-alunite ledges cut the central area of argillic altered rocks.

Quartz-Alunite Alteration

Numerous northwest-trending quartz-alunite alteration zones cut volcaniclastic rocks and quartz-feldspar porphyry in the vicinity of Cerro Atajo.  Most of these zones are resistant to weathering, and stand out as conspicuous topographic ribs (ledges).  They are characterized by variably texture-destructive quartz-alunite-clay replacement of original minerals, in which the fine scale texture has been largely destroyed, but larger scale features, in particular coarse volcanicastic structure, are more or less preserved.  Finely crystalline, locally pale pink, cream- or buff-coloured alunite can often be identified with reasonable confidence, and cavities are sometimes lined with coarse sparry alunite.  Coarse barite is locally present.  Very thin, discontinuous ‘hairline’quartz veinlets are common.  Structural brecciation is locally developed over intervals of up to several metres.  Quartz-alunite alteration zones contain ubiquitous minor sulphide minerals, probably largely to entirely pyrite, which is now largely represented by limonite.

Several mineralized quartz-alunite alteration zones associated with mineralized veins across the North Face and Eugenia Ridge include narrow cores of coarse vuggy quartz, formed by extreme leaching and contain variably abundant sulphide minerals.

Most quartz-alunite alteration zones trend northwest and are steep dipping to subvertical: a less abundant group of subvertical zones trends north-south.  They are typically a few metres to twenty metres in width, but coalesce to form a highly irregular lensoid body similar to a lithocap (now an erosional remnant) up to 250m wide high in the system, in the vicinity of the Cerro Atajo summit.

Argillic Alteration

White to very pale grey argillic alteration has affected the majority of volcanic and intrusive rocks over a four square kilometre area surrounding Cerro Atajo.  These rocks are altered to a relatively soft, very fine-grained phyllosilicate aggregate, which is only rarely coarse enough to appear crystalline at hand lens magnification, and was therefore identified in the field as clay, rather than sericite.  Fine-grained alunite is likely widespread within these argillic altered rocks, but is often hard  to identify with confidence in the field.  Although petrographic study is required to better characterize this alteration, its overall appearance and context suggests it to be gradational from intermediate to advanced argillic in nature.

Argillic alteration is more or less pervasive throughout a subcircular area nearly 1.5km in diameter centered on Cerro Atajo, and occurs as numerous, mostly northwest-trending zones surrounding this central area.  These isolated, discrete zones of argillic alteration are often enveloped by zones of variably bleached rock, from tens of centimeters to many metres in width, cut by stockworks of manganese oxide minerals, locally accompanied by limonite.  Not all the peripheral argillic alteration zones are shown on Figure 5, they could however be easily mapped from detailed satellite images to show the true outer limit of hydrothermal alteration.

Moderate to strong mostly white argillic alteration has also affected much of the large Cerro Blanco rhyodacite porphyry pluton.  This alteration, as well as that developed around Cerro Atajo, is very clearly shown on the Aster satellite image.  As in the case of the Cerro Atajo alteration, the very fine grain size of the phyllosilicate minerals in almost all altered porphyry suggests a clay rather than sericite identity.  Minor pyrite, mostly disseminated but also along fractures, is widespread in altered rhyodacite porphyry, and is weathered to limonite.

Epidote Alteration

Conspicuous patchy epidote, both replacing clasts and disseminated in the matrix of volcanic breccia, and in veins and fractures, occurs locally on the south side of Cerro Atajo.  Within the underlying maroon wacke and shale, epidote alteration occurs as conspicuous disseminated green spots.

Atajo Alteration

Ribs of mostly SE trending, resistant, quartz alunite altered volcanic breccia, cutting recessive, white, clay altered breccia, along summit ridge of Cerro Atajo

View south along quartz-alunite replacement rib which merges upslope with the dominant southeast-trending quartz-alunite zones; note small adit in lower centre of photo and intense white, recessive clay-altered volcaniclastic rock adjacent to the rib, and an outer marginal black Mn-Ox stockwork just visible in right side of photo (typical alteration zoning). From North Face about 200m west of Carmen North adit.

Detail of limonitic core of quartz-alunite replacement with coarse barite crystals in vugs. From Carmen North portal; pen is 14cm.

Pervasive quartz-alunite alteration of quartz feldspar porphyry form southeast of Cerro. Atajo; coin is 31mm.

Atajo Alteration

GSA
CM
mm

Vuggy and bladed quartz (after barite?) within quartz-alunite altered volcaniclastic rock from Carmen South on North Face; coin is 31mm.

Vuggy (leached) quartz veins in pervasive quartz-alunite altered volcaniclastic rock from North Face, central part of Carmen vein; coin is 31mm.

Pervasive clay alteration with minor ribs of quartz-alunite replacement zones from northeast of San Antonio.

View south-southeast along 30m-wide clay alteration zone with limonitic quartz-alunite replacement zones (up to 10m wide) and stringers; Cu-oxide mineralization occurs with quartz-alunite. This structurally controlled alteration zone extends about 400m and is terminated by a Lavadero Fault in distance. From south of Cerro Atajo.

Atajo Alteration

Intense bleaching and pervasive clay alteration of maroon wacke-siltstone from west part of property; field notebook is 18cm as scale.

Pervasive clay-altered quartz feldspar porphyry with disseminated and fracture controlled limonite after pyrite. From exposure South Creek.

Intense clay altered zone (with minor quartz-alunite-limonite veins) with an outer margin of Mn-oxide stockwork by person standing for scale. From upper Viscacha Canyon near Carmen South._

Conspicuous 10m wide Mn-oxide stockwork marginal about 30m zone of intense white pervasive clay alteration (foreground); south of Cerro Atajo. Field notebook in shadow is 18cm.

Atajo Alteration

Mn-oxide (with minor quartz) veins as stockwork cut weakly altered volcanic tuff in creek below mina Maria Eugena.

Example of patchy epidote alteration of volcaniclastic rocks along Rio Lavedero.

Hydrothermal bleaching marginal to vertical fractures and veins cut maroon and green volcanic wackes and sandstone in central Viscacha Canyon, near Carmen South. Cactus at base of cliff are about 5m tall.

Southeast-trending bleached and clay zones, some with quartz-alunite cores and with Mn-oxide stockwork margins are abundant in region south of Cerro Atajo along Rio Lavader as far down as Las Juntas. In places these zones are 10 to 20m apart. Dead cactus in upper left is about 4m tall.

Atajo Alteration

Hydrothermally bleached maroon siltstone with thin cores of quartz limonite fractures from west side of property near powerline.

An example of hydrothermal bleaching in andesitic volcaniclastic rocks along Rio Lavadero.

Jarosite replacement along structure cutting clay-altered volcaniclastic rocks, from immediately east of Cerro Atajo.

Pervasive clay-altered quartz feldspar porhyry with disseminated and fracture-controlled limonite along South Creek.

Atajo Alteration

Quartz limonite alteration veinlets cutting dacite porphyry in west part of property near powerline.

Disseminated pyrite in clay-altered dacite porphyry, in west part of property near powerline; coin is 31mm.

Ferricrete sheet deposits downslope from limonite-stockwork altered volcaniclastic rocks in Las Juntas region.

Closer view of ferricrete deposits along small tributary with Cu-oxide stockwork mineralization in Las Juntas region.

MINERALIZATION

Green supergene copper minerals are widespread and locally conspicuous at Cerro Atajo, (Figure 5).  Two different styles of mineralization were mapped on the property: a possible deeper-level, porphyry style Cu-oxide associated with abundant limonite fractures in the south part of the property, and a  high-level polymetallic mineralization which occurs in the north part of the property.

In the low-lying Las Juntas region southwest of Cerro Atajo, widespread weak supergene copper is associated with limonite fractures in both outcrop and talus.  This style of mineralization is inconspicuously exposed along a north flowing tributary to Rio Lavadero and in the stream bed in central South Creek.  Elsewhere in the region between Rio Lavadero and the Lavadero Fault, scattered supergene copper occurrences are associated with structurally-controlled, northwest-trending quartz-alunite altered zones.  Abundant ferricrete occurs along Rio Lavadero and its north-flowing tributaries and represents the weathering of widespread pyrite, possibly accompanied by chalcopyrite.  The results from limited shallow drilling of a few short holes by DNMG in this region in 1981 indicated weak copper mineralization to depths of less than 150m (Table 2 ).  Placer’s drill results south of Cerro Atajo also intersected long intercepts of weak Cu mineralization in holes 8 and 10.

The most conspicuous copper occurs in the region of the Cerro Atajo North Face and Eugenia Ridge, extending from Carmen North to Veta Triunfo over a distance of 1.7km.  This region has seen the greatest amount of exploration and some historical small scale mining.  Supergene copper minerals are conspicuous along the road cuts and adits, and include malachite, chrysocolla, tenorite, and minor brochanthite and azurite.  Gypsum, possibly after anhydrite, is abundant along many mineralized structures.  On the dumps, sulphide minerals from subsurface mining include pyrite, chalcopyrite, bornite, chalcocite (or covellite), enargite, tennantite, tetrahedrite minor stannite and bismuthinite.   These sulphide minerals represent a structurally controlled high-sulphidation assemblage associated with advanced argillic alteration.  The most abundant sulphide minerals are found on the dumps of the eastern workings of the Eugenia veins and at the lowest Triunfo workings; presumably these came from the deepest underground levels.  A sample (#272410 Appendix) collected from East Eugenia dump sulphide material contains, in addition to high Cu, Pb, Zn and Ag, and also high levels of Sb, As, Bi, Sn and W.  Eugenia Ridge was extensively drilled in 1993, mainly by short holes (Figure 5, Table 2).  Holes 22, 23 and 31 intersected significant widths, of up to 49m, of greater than 1% Cu.  Farther south off the Eugenia mineralization trend, drilling in 1995 by Placer Dome intersected substantially weaker mineralization in holes 1, 2 and 4.

A short review by Daroca (1993) of the 1993 drill results of Recusos Americanos Argentinos S.A includes the estimation of a potential resource of 5 million tonnes of 0.81% Cu and 0.63g/t Au. along the Carmen and Eugenia vein structures.  This resource includes 3 million tonnes with 0.51% Cu and 0.53g/t Au as oxide material and 2 million tonnes with 1.23% Cu and 0.78g/t Au as sulphide material.  The report also states that if grade continuity can be demonstrated farther southeast along less explored vein structures, a resource of 10 million tonnes is possible.  The validity of these resource calculations has not been confirmed, nor are they compliant with the Canadian 43-101 definition.

Atajo Mineralization

View southeast along Maria Eugenia vein structure. A quartz alunite alteration zone is mantled by a white clay zone and bleached volcaniclastic host rock. The width of the alteration zone here is estimated to be 40m.

Polymetallic sulphide mineralization at Maria Eugenia vein is exposed within the quartz alunite core zone of the broader alteration zone.

Close view of sulphide mineralization includes bornite, chalcopyrite, enargite, tetrahedrite and minor chalcocite (digenite?).

Supergene Cu-oxide mineralization along Eugenia Ridge includes malachite, chrysocolla, tenorite and minor brochanthite.

Atajo Mineralization

View west across the north side of Eugenia Ridge along Triunfo vein structure which cuts across the siltstone-wacke sequence. Two dumps are visible along the altered zone.

Secondary Cu-oxide associated with limonite fractures cutting altered volcaniclastic host rock is exposed in a small creek in the Las Juntas region. All fractures here contain Cu-oxide mineralization. Coin is 31mm.

Secondary Cu-oxide cutting altered quartz feldspar porphyry exposed in South Creek. Coin is 31mm.

View southeast across Lavadero Fault to basement Capallitas-Belén granite. The rusty rocks, explored by small workings, are a Cu-mineralized alteration zone near the fault, located about two kilometres due south of the summit of Cerro Atajo.

DISCUSSION

The intrusive rocks at Cerro Atajo include, from earliest to youngest, quartz feldspar porphyry dykes, dacite, rhyodacite porphyry, and late andesite dykes; felsic intrusions are likely coeval, and rhyodacite, the youngest, of probable late- to post-mineral age.  Documentation of cross-cutting field relations is required to demonstrate this conclusively, and will be forthcoming with more detailed mapping.

A multiple, high level felsic intrusive complex at Cerro Atajo is associated with an extensive area of hydrothermal alteration, of at least 10 square kilometres.  Our mapping has shown that the main Cerro Atajo itself is underlain not by a small dacite stock as previously believed, but by a quartz feldspar porphyry dyke swarm that may well be the high level manifestation of an underlying porphyry intrusive center.  Although hydrothermal alteration has largely obscured textures in the quartz feldspar porphyry dykes, they locally show minor compositional variations similar to those of  composite dykes, indicating that some of the dykes tapped various sources of the magma chamber.

The disparate and frequently steep bedding attitudes of ignimbrite that were mapped in abundance mainly near the summit of Cerro Atajo are evidence of an enigmatic structural complexity that can only be resolved by more careful mapping.  These ignimbrite bodies may represent large, slumped and rotated blocks within a wide volcanic vent complex, and they may be the same rocks described by Proffett (2003) as the ignimbrite beds within the “dacitic volcanics of Agua de Dionisio”.

Emplacement of dykes and the formation of clay alteration zones were both clearly controlled by northwest-oriented structures, with which the subordinate, north-oriented alteration zones on the mountain’s flanks coalesce at higher levels.  Many quartz-alunite alteration zones show a conspicuous, flaring-upward expansion, coalescing in the vicinity of the Cerro Atajo summit into a broad quartz-alunite lens up to 250m wide, which may represent an advanced argillic alteration lithocap.  This summit quartz-alunite body is coextensive with the magnetic low shown by the 1973 ground magnetic survey.

Manganese-oxide veins and fracture coatings are widespread at Cerro Atajo and may possibly represent an outer manganese halo overlying a subjacent porphyry system.  Manganese minerals are associated with porphyry mineralization elsewhere in the Farallon Negro mining district.  The occurrence of late rhodochrosite veins with base metals has been reported at depth and peripheral to the Alumbrera orebody, and at Agua Rica, rhodochrosite was mined on a small scale in the past.

Cerro Atajo is prospective for both high sulphidation copper-gold mineralization, as represented by the outcropping veins explored in the past; and, for subjacent porphyry copper-molybdenum-gold mineralization.  The occurrence of widespread, mostly sparse supergene copper minerals in the low-lying Las Juntas area hints at subjacent porphyry style mineralization.  The widespread limonite stockwork in this area is associated with patchy weak to moderate epidote alteration of likely propylitic character.  Significant quartz stockwork, at the current level of erosion, however, is absent.  Subjacent porphyry mineralization might be expected at an accessible depth if the alteration-mineralization system was telescoped during the period of its formation, as is the case at nearby Agua Rica.  Placer’s holes RCA 6 and RCA 10, which were drilled at a deeper level, intersected about 50m of 0.32% Cu (hole RCA 10) indicating that there may be potential for stronger copper mineralization at depth.  The 1973 IP survey never covered the region between Las Juntas and Campo Vargas on the west side of Cerro Atajo.  The abundance of the ferricrete in the vicinity of Las Juntas is evidence of widespread pyrite in this area, and the old drilling intersected low copper grades at the shallow depths tested at that time.  Numerous TURAM anomalies, quartz feldspar porphyry dykes and quartz alunite alteration zones with northwest-orientation all point to a well-developed ‘plumbing system’ in this area.

High sulphidation copper-gold mineralization associated with advance argillic alteration remains a prospective exploration target at Cerro Atajo.  Placer’s drilling has not exhaustively tested this potential; eight of their ten drill holes form a crude northeast section across southeast part of the Cerro Atajo alteration zone, and since these were percussion holes, they would have given little useful structural and textural information.

The 1973 IP data indicates that the polymetallic hi-sulphidation mineralization associated with advanced argillic alteration in the Eugenia Ridge area extends southeast beyond the limit of Recusos Americanos Argentinos drilling, southeast to the Lavadero Fault.  This type of target could prove to be a smaller, yet significant target.

BAJO DEL ESPANTO VISIT

Bajo del Espanto is located two kilometres due south of the Alumbrera open pit, and is accessible by walking six kilometres from the end of a road along an un-named creek (WGS84, UTM: 732173E, 6976110N).  The road starts at the mine just on the edge of the small town of Farallón Negro.

As with other bajos in this region, Espanto is a weak topographic depression perhaps caused by the differential weathering of possibly slightly more altered (softer) bedrock.  The alteration (possibly weak chlorite and clay) is, however, marginally more intense within the bajo than elsewhere.  We observed massive and vaguely bedded andesitic volcanoclastic beds with fine tuffaceous interbeds tens of centimetres thick at two localities dipping 25 O northeast, and 15 O south; the volcaniclastic rocks appeared to be a consistently gently dipping succession over more than the two or three kilometres we traversed.  Several late porphyry dykes with northwest orientation cut the volcaniclastic sequence.  Yet, the Bajo del Espanto was described by Proffett (2003, page 1545) as “… a steep-walled pipe, one kilometre in diameter, of tuff breccia containing abundant fragments of felsic porphyry and of andesitic and basement fragments.  Later felsic porphyry dykes cut the pipe.  This complex was probably a vent for some of the extrusive porphyritic dacites.”

Of minor interest was a set of cross-cutting quartz and Mn-FeCO3 veins in the vicinity of a small working and a nearby stream exposure where the quartz veins formed a crude stockwork at WGS84, UTM: 735655E, 6972195N.  These veins are a few tens of centimetres to nearly one metre in width.  Hydrothermal alteration adjacent to the quartz veins is essentially minimal but eight samples were collected from a representative number of the veins to determine their metal content.  The analytical results are listed in the Appendix and indicate essentially no significant metal content.  All samples contain high Ca and Mn contents: between 15 to 21% Ca and 6700 to 25,600ppm Mn. Only one sample (#272406) contains modest base metals with 1000ppm Pb and 600ppm Zn.

REFERENCES CITED

Daroca, J. A., 1993; Informe Finale Exploración Sondeos Zona Diseminada El Carmen y Vetiforme Jovita y Grande: Private Report (in Spanish), 5 pages.

Hollings, P., Cooke, D. R. and Walshe, J. L., 2004; The Characteristics Distribution and Controls of Giant Porphyry Copper Deposits:  Geol. Assoc. of Canada, The Gangue, Issue 82, p. 1, and 5-6.

Landtwing, M., Heinrich, C. A., Leake, M. and Dillenbeck, E., 2002; Breccias in the Cu-Mo-Au Prospect od Agua Rica, Argentina; Evolution of a Magmatic Hydrothermal System During Progressive Unroofing:  Economic Geology. v. 97, pp. 1273-1292.

Peralta, E. H., 1998; Distrito Minero del Cerro Atajo, Reseña y Potencial:  Private Report (in Spanish), 47 pages with maps and sections.

Proffett, J. M., 2003; Geology of the Bajo de la Alumbrera Porphyry Copper-Gold Deposit, Argentina: Economic Geology, v. 98, pp. 1535-1574.

Sasso, A. M., and Clark, A., 1998; The Farallón Negro Group, Northwest Argentina; Magmatic, Hydrothermal and Tectonic Evolution and Implications for Cu-Au Metallogeny in the Andean Back-arc: Society of Economic Geology Newsletter 34, p.1, and 8-18.

Ulrich, T., and Heinrich, C. A., 2002; Geology and Alteration Geochemistry of the Porphyry Cu-Au Deposit at Bajo de la Alumbrera, Argentina:  Economic Geology. v. 97, pp. 1865-1888.

APPENDIX

Description of Bajo del Espanto and Cerro Atajo Rock Samples
April 2005

WGS-84
								Bajo del Espanto samples highlighted in yellow
wpt	date	time	zone	east	north	elev	sample #s
299	18-Apr-05	3:34:38PM	19J	735754	6972251	2860	B272401	representative chip sample as several sections across 10-20cm vein with qtz to Fe-Mn carbonate is 80 to 20 ratio: 130/50SW andesitic volcaniclastic host rock
299	18-Apr-05	3:34:38PM	19J	735754	6972251	2860	B272402	representative chip sample as several sections across 10-40cm veins 10m south 272401, with qtz to Fe-Mn carbonate is70 to 30 ratio: 130/vertical, andesitic volcaniclastic host rock
300	18-Apr-05	3:44:49PM	19J	735727	6972204	2854	B272403	representative chip sample as several sections across 10-40cm veins with qtz to Fe-Mn carbonate is 60 to 40 ratio: 160/80SW , andesitic volcaniclastic host rock
300	18-Apr-05	3:44:49PM	19J	735727	6972204	2854	B272404	7m chip sample across swarm of 10s cm wide veins w/ vein qtz to Fe-Mn carbonate ration 80 to 20: 146 to 150/vertical, andesitic volcaniclastic host rock
300	18-Apr-05	3:44:49PM	19J	735727	6972204	2854	B272405	representative chip sample across 30cm vein with w/ vein qtz to Fe-Mn carbonate ration 40 to 60: 160/vertical, andesitic volcaniclastic host rock
301	18-Apr-05	3:56:10PM	19J	735655	6972195	2841	B272406	creek bed with multiple 5 to 10cm crude qtz stockwork and adjacent clay altered volcaniclastic rock.
302	18-Apr-05	4:03:02PM	19J	735658	6972297	2835	B272407	sample across east side of 1.3m NW vein structure with 40:60 qtz to Fe Carbonate ratio, andesitic volcaniclastic host rock
302	18-Apr-05	4:03:02PM	19J	735658	6972297	2835	B272408	sample across west vein of 1.3m NW vein bifurcated vein structure 155/vertical with 40:60 qtz to Fe Carbonate ratio, andesitic volcaniclastic host rock
306	21-Apr-05	----	19J	750923	6973206	2917	B272409	South of Rio Lavadero, dump on small Cu-oxide showing on qtz-alunite rib; decline 20m deep. Sample of sulphide with subequal Fe-oxide
126	4-Apr-05	----	19J	751798	6974021	3094	B272410	East end Eugenia vein dump near North trend'g fault; collected sulphide minerals for metals geochemistry.
----	----	----	19J	----	----	----	B272411	Carmen South sulphides from dump

ME05032053 - Finalized
CLIENT : CARDER - Cardero Argentina S.A.
# of Samples : 11
DATE RECEIVED : 2005-04-27 DATE FINALIZED : 2005-05-16
PROJECT : Cerro Atajo - Argentina
CERTIFICATE COMMENTS : Highly mineralized samples may bias results for some elements. Interference: Ca>10% on ICP-MS As,ICP-AES results shown. REE's may not be totally soluble in MS61 method.
PO NUMBER :

	Au-AA22	Au-AA26	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61
SAMPLE	Au	Au	Ag	Al	As	Ba	Be	Bi	Ca	Cd	Ce
DESCRIPTION	ppm	ppm	ppm	%	ppm	ppm	ppm	ppm	%	ppm	ppm
B272401	0		1	0	2	30	1	0	5	0	7
B272402	0		7	1	<5	100	2	0	18	1	14
B272403	0		2	1	11	60	2	0	17	1	16
B272404	>1.00	2	1	1	<5	110	2	0	16	1	8
B272405	0		0	1	7	260	1	0	21	0	5
B272406	0		2	2	17	310	2	0	16	5	17
B272407	0		1	1	5	320	1	0	21	1	6
B272408	0		2	1	<5	130	1	0	18	1	8
B272409	>1.00	5	>100	4	1390	180	3	248	0	12	5
B272410	>1.00	4	>100	1	>10000	50	0	2040	0	33	1
B272411	>1.00	14	>100	1	895	70	0	281	0	0	3
	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	Hg-CV41	ME-MS61	ME-MS61
SAMPLE	Co	Cr	Cs	Cu	Fe	Ga	Ge	Hf	Hg	In	K
DESCRIPTION	ppm	ppm	ppm	ppm	%	ppm	ppm	ppm	ppm	ppm	%
B272401	2	10	1	29	1	2	0	0	0	0	0
B272402	2	5	1	56	1	2	0	0	0	0	0
B272403	5	10	2	43	2	4	0	0	0	0	0
B272404	10	5	1	68	3	2	0	0	0	0	0
B272405	3	9	2	8	1	2	<0.05	0	0	0	0
B272406	10	17	6	56	4	6	0	1	0	0	1
B272407	4	15	1	29	1	2	<0.05	0	0	<0.005	0
B272408	3	10	1	237	1	2	<0.05	0	0	0	0
B272409	24	4	1	>10000	4	26	0	0	5	13	0
B272410	3	<1	3	>10000	12	23	0	<0.1	1	23	0
B272411	1	15	1	1615	14	8	0	<0.1	2	12	0
	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61
SAMPLE	La	Li	Mg	Mn	Mo	Na	Nb	Ni	P	Pb	Rb
DESCRIPTION	ppm	ppm	%	ppm	ppm	%	ppm	ppm	ppm	ppm	ppm
B272401	4	41	0	6710	2	0	1	4	80	13	8
B272402	8	15	1	14300	2	0	1	2	100	111	13
B272403	9	19	0	25600	16	0	2	6	120	100	23
B272404	5	12	0	12250	1	0	1	2	120	50	11
B272405	3	9	0	6710	1	0	1	2	180	5	21
B272406	10	29	0	19600	7	0	4	8	450	1065	44
B272407	3	15	0	14650	2	0	1	4	140	69	14
B272408	4	22	0	19000	2	0	1	1	120	280	9
B272409	2	13	<0.01	9590	21	0	1	5	1980	>10000	8
B272410	1	15	<0.01	446	12	0	1	3	210	1565	20
B272411	1	50	<0.01	425	2	0	1	5	490	7650	25
	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61
SAMPLE	Re	S	Sb	Se	Sn	Sr	Ta	Te	Th	Ti	Tl
DESCRIPTION	ppm	%	ppm	ppm	ppm	ppm	ppm	ppm	ppm	%	ppm
B272401	<0.002	0	4	1	1	145	<0.05	<0.05	0	0	0
B272402	<0.002	0	9	1	0	677	0	<0.05	0	0	0
B272403	<0.002	0	7	1	1	266	0	<0.05	1	0	0
B272404	<0.002	0	3	1	0	297	0	<0.05	0	0	0
B272405	<0.002	0	22	2	0	646	0	<0.05	0	0	0
B272406	<0.002	0	4	1	0	513	0	<0.05	1	0	1
B272407	<0.002	0	7	1	0	658	0	<0.05	0	0	0
B272408	<0.002	0	3	1	0	824	0	<0.05	0	0	0
B272409	<0.002	5	646	4	14	117	<0.05	10	0	0	0
B272410	<0.002	>10.0	>1000	9	279	112	<0.05	10	0	0	3
B272411	<0.002	1	>1000	6	59	336	<0.05	15	<0.2	0	1
	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	Ag-AA62	Cu-AA62	Pb-AA62
SAMPLE	U	V	W	Y	Zn	Zr	Ag	Cu	Pb
DESCRIPTION	ppm	ppm	ppm	ppm	ppm	ppm	ppm	%	%
B272401	0	5	1	2	27	3
B272402	1	10	1	6	106	7
B272403	2	19	2	9	194	9
B272404	2	20	1	5	124	5
B272405	1	14	1	3	42	8
B272406	2	47	2	11	600	17
B272407	1	17	1	3	117	6
B272408	1	10	1	4	254	4
B272409	15	23	8	19	1965	1	478	2	>30.0
B272410	0	12	40	0	6630	1	305	19
B272411	1	43	3	1	57	<0.5	146

ALS Chemex
EXCELLENCE IN ANALYTICAL CHEMISTRY
Geolabs Argentina S.R.L.
Altos Hornos Zapla 1605
Godoy Cruz
Mendoza
Phone: +54 (261) 431 9880 Fax: +54 (261) 431 9880 www.alschemex.com

To: **CARDERO ARGENTINA S.A.**
TUCUMÁN 380
SALTA SA 4400

Page: 1
Finalized Date: 16-MAY-2005
Account: CARDER

CERTIFICATE ME05032053

Project: Cerro Atajo - Argentina
P.O. No.:
This report is for 11 Rock samples submitted to our lab in Mendoza, Argentina on 27-APR-2005.
The following have access to data associated with this certificate:

MARK CRUISE	STEVE ENNS	

SAMPLE PREPARATION

ALS CODE	DESCRIPTION
WEI-21	Received Sample Weight
LOG-22	Sample login - Rcd w/o BarCode
CRU-31	Fine crushing - 70% <2mm
SPL-21	Split sample - riffle splitter
PUL-31	Pulverize split to 85% <75 um

ANALYTICAL PROCEDURES

ALS CODE	DESCRIPTION	INSTRUMENT
Hg-CV41	Trace Hg - cold vapor/AAS	FIMS
ME-MS61	47 element four acid ICP-MS	
Ag-AA62	Ore grade Ag - four acid /AAS	AAS
Cu-AA62	Ore grade Cu - four acid / AAS	AAS
Pb-AA62	Ore grade Pb - four acid / AAS	AAS
Au-AA22	Au 50g FA Ext AA Finish	AAS
Au-AA26	Ore Grade Au 50g FA AA finish	AAS

To: **CARDERO ARGENTINA S.A.**
ATTN: MARK CRUISE
TUCUMÁN 380
SALTA SA 4400

This is the Final Report and supersedes any preliminary report with this certificate number. Results apply to samples as submitted. All pages of this report have been checked and approved for release.

Signature:

ALS Chemex

EXCELLENCE IN ANALYTICAL CHEMISTRY

Geolabs Argentina S.R.L.

Altos Hornos Zapla 1605
Godoy Cruz
Mendoza
Phone: +54 (261) 431 9880 Fax: +54 (261) 431 9880 www.alschemex.com

To: **CARDERO ARGENTINA S.A.**
TUCUMÁN 380
SALTA SA 4400

Page: 2 - A
Total # Pages: 2 (A - D)

Finalized Date: 16-MAY-2005
Account: CARDER

Project: Cerro Atajo - Argentina

CERTIFICATE OF ANALYSIS ME05032053

Sample Description	Method Analyte Units LOR	WEI-21 Recvd Wt. kg 0.02	Au-AA22 Au ppm 0.001	Au-AA26 Au ppm 0.01	ME-MS61 Ag ppm 0.01	ME-MS61 Al % 0.01	ME-MS61 As ppm 5	ME-MS61 As ppm 0.2	ME-MS61 Ba ppm 10	ME-MS61 Be ppm 0.05	ME-MS61 Bi ppm 0.01	ME-MS61 Ca % 0.01	ME-MS61 Cd ppm 0.02	ME-MS61 Ce ppm 0.01	ME-MS61 Co ppm 0.1	ME-MS61 Cr ppm 1
B272401		0.70	0.051		1.24	0.44		2.2	30	0.65	0.04	5.46	0.13	7.35	1.8	10
B272402		0.90	0.050		6.7	0.65	<5		100	1.88	0.02	17.55	0.58	13.8	2.3	5
B272403		0.70	0.057		2.12	1.12	11		60	1.71	0.06	17.2	0.95	15.8	5.2	10
B272404		1.20	>1.00	2.26	0.59	0.57	<5		110	1.58	0.03	15.9	0.56	7.66	9.6	5
B272405		1.40	0.019		0.28	0.75	7		260	1.44	0.02	21	0.06	5.21	3	9
B272406		1.60	0.094		1.79	2.27	17		310	1.56	0.04	15.55	5.21	16.85	10.4	17
B272407		1.30	0.069		1.36	0.68	5		320	0.86	0.02	20.6	0.56	5.69	4.2	15
B272408		1.10	0.169		1.76	0.59	<5		130	0.75	0.09	17.95	1.42	7.55	2.8	10
B272409		0.60	>1.00	4.53	>100	3.86		1390	180	2.82	248	0.21	12.2	5.35	24	4
B272410		0.50	>1.00	3.52	>100	0.95		>10000	50	0.14	2040	0.08	33.4	1.36	3.2	<1
B272411		0.60	>1.00	13.85	>100	0.5		895	70	0.18	281	0.04	0.44	2.8	1.3	15

ALS Chemex
EXCELLENCE IN ANALYTICAL CHEMISTRY
Geolabs Argentina S.R.L.
Altos Hornos Zapla 1605
Godoy Cruz
Mendoza
Phone: +54 (261) 431 9880 Fax: +54 (261) 431 9880 www.alschemex.com

To: CARDERO ARGENTINA S.A.
TUCUMÁN 380
SALTA SA 4400

Page: 2 - B
Total # Pages: 2 (A - D)
Finalized Date: 16-MAY-2005
Account: CARDER

Project: Cerro Atajo - Argentina

CERTIFICATE OF ANALYSIS ME05032053

Method	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	Hg-CV41	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61
Analyte	Cs	Cu	Fe	Ga	Ge	Hf	Hg	In	K	La	Li	Mg	Mn	Mo	Na
Units	ppm	ppm	%	ppm	ppm	ppm	ppm	ppm	%	ppm	ppm	%	ppm	ppm	%
Sample Description / LOR	0.05	0.2	0.01	0.05	0.05	0.1	0.01	0.005	0.01	0.5	0.2	0.01	5	0.05	0.01
B272401	1.13	29	1.47	1.86	0.06	0.1	0.01	0.005	0.13	4.2	40.5	0.29	6710	2.01	0.01
B272402	0.99	55.8	1.46	2.46	0.06	0.3	0.04	0.005	0.22	7.9	14.8	1.14	14300	2.23	0.01
B272403	1.98	42.9	2.04	4.25	0.08	0.3	0.02	0.007	0.39	8.8	19.2	0.12	25600	16.2	0.03
B272404	1.39	67.9	2.66	2.29	0.06	0.2	0.03	0.013	0.2	4.8	12.2	0.1	12250	1.02	0.02
B272405	1.66	8.1	1.34	2.15	<0.05	0.2	0.05	0.005	0.31	2.7	8.8	0.32	6710	0.95	0.01
B272406	5.5	55.5	3.75	6.03	0.09	0.6	0.02	0.027	0.83	10	29.4	0.17	19600	6.57	0.03
B272407	1.25	29.2	1.24	2.47	<0.05	0.1	0.02	<0.005	0.24	3.1	14.8	0.18	14650	1.97	0.02
B272408	1.4	237	1	2.38	<0.05	0.1	0.04	0.01	0.18	4.4	22.1	0.1	19000	1.54	0.02
B272409	1.19	>10000	4.28	26.1	0.09	0.1	4.83	12.9	0.4	1.8	13.2	<0.01	9590	20.7	0.2
B272410	2.53	>10000	12.4	22.7	0.17	<0.1	1.02	22.5	0.28	0.9	14.8	<0.01	446	11.55	0.01
B272411	1.4	1615	14.15	8.22	0.2	<0.1	2.23	11.5	0.35	1	49.9	<0.01	425	1.96	0.07

ALS Chemex
EXCELLENCE IN ANALYTICAL CHEMISTRY
Geolabs Argentina S.R.L.
Altos Hornos Zapla 1605
Godoy Cruz
Mendoza
Phone: +54 (261) 431 9880 Fax: +54 (261) 431 9880 www.alschemex.com

To: CARDERO ARGENTINA S.A.
TUCUMÁN 380
SALTA SA 4400

Page: 2 - C
Total # Pages: 2 (A - D)
Finalized Date: 16-MAY-2005
Account: CARDER

Project: Cerro Atajo - Argentina

CERTIFICATE OF ANALYSIS ME05032053

Sample Description	Nb	Ni	P	Pb	Rb	Re	S	Sb	Se	Sn	Sr	Ta	Te	Th	Ti
Method	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61	ME-MS61
Units	ppm	ppm	ppm	ppm	ppm	ppm	%	ppm	ppm	ppm	ppm	ppm	ppm	ppm	%
LOR	0.1	0.2	10	0.5	0.1	0.002	0.01	0.05	1	0.2	0.2	0.05	0.05	0.2	0.005
B272401	1.1	4.4	80	13.2	8.1	<0.002	0.02	4.48	1	0.6	145	<0.05	<0.05	0.2	0.018
B272402	1.4	1.9	100	110.5	13.1	<0.002	0.06	8.89	1	0.4	677	0.08	<0.05	0.4	0.037
B272403	2.3	6	120	99.7	23.2	<0.002	0.04	6.77	1	0.6	266	0.13	<0.05	1.1	0.053
B272404	1.1	1.6	120	49.5	10.5	<0.002	0.07	3.3	1	0.4	297	0.05	<0.05	0.3	0.031
B272405	1.4	2	180	4.9	21	<0.002	0.03	22.3	2	0.3	646	0.07	<0.05	0.3	0.041
B272406	3.9	8.4	450	1065	44.2	<0.002	0.03	3.79	1	0.4	513	0.25	<0.05	1	0.13
B272407	1.2	4	140	68.5	13.6	<0.002	0.02	6.83	1	0.3	658	0.06	<0.05	0.2	0.037
B272408	1	1.1	120	280	8.6	<0.002	0.02	3.36	1	0.3	824	0.05	<0.05	0.3	0.026
B272409	0.5	4.5	1980	>10000	8	<0.002	4.78	646	4	14.4	116.5	<0.05	9.98	0.4	0.009
B272410	0.5	3.4	210	1565	20	<0.002	>10.0	>1000	9	279	112	<0.05	9.57	0.2	0.01
B272411	0.6	5.1	490	7650	24.5	<0.002	1.33	>1000	6	59.1	336	<0.05	14.5	<0.2	0.005

ALS Chemex

EXCELLENCE IN ANALYTICAL CHEMISTRY

Geolabs Argentina S.R.L.

Altos Hornos Zapla 1605
Godoy Cruz
Mendoza
Phone: +54 (261) 431 9880 Fax: +54 (261) 431 9880 www.alschemex.com

To: **CARDERO ARGENTINA S.A.**
TUCUMÁN 380
SALTA SA 4400

Page: 2 - D
Total # Pages: 2 (A - D)

Finalized Date: 16-MAY-2005
Account: CARDER

Project: Cerro Atajo - Argentina

CERTIFICATE OF ANALYSIS ME05032053

Sample Description	Method / Analyte / Units / LOR	ME-MS61 Ti ppm 0.02	ME-MS61 U ppm 0.1	ME-MS61 V ppm 1	ME-MS61 W ppm 0.1	ME-MS61 Y ppm 0.1	ME-MS61 Zn ppm 2	ME-MS61 Zr ppm 0.5	Ag-AA62 Ag ppm 1	Cu-AA62 Cu % 0.01	Pb-AA62 Pb % 0.01
B272401		0.24	0.3	5	0.6	2.2	27	3			
B272402		0.17	0.7	10	0.6	6.1	106	7.1			
B272403		0.3	1.6	19	1.7	8.8	194	8.5			
B272404		0.22	2	20	0.6	5.4	124	4.8			
B272405		0.27	1.3	14	0.5	3	42	8.3			
B272406		0.93	2.3	47	1.6	10.6	600	17.1			
B272407		0.21	0.5	17	0.9	3.2	117	6			
B272408		0.11	0.5	10	0.7	3.5	254	4.1			
B272409		0.43	15.4	23	7.7	19.4	1965	1	478	2.19	>30.0
B272410		2.83	0.2	12	39.9	0.4	6630	1.1	305	19.35	
B272411		0.67	0.7	43	2.7	1.2	57	<0.5	146